Exhibit 10.1

REAL PROPERTY PURCHASE AGREEMENT
(English Translation)

This Real Estate Purchase Agreement (the “Agreement”), dated effective as of June 2, 2007, is entered by and between Mr. Zhao Li (the “Seller”) and Beijing PKU ChinaFront High Technology Co. Ltd. (the “Buyer”).

WHEREAS, the Seller has agreed to sell to the Buyer, the Buyer has agreed to buy from the Seller, the real property owned by the Seller with the address of Room 717, Tower B, E-Wing Center, 113 Zhichunlu, Haidian District, Beijing 100086 (the “Real Property”) with the area of 513 square meters.

NOW, THEREFORE, according to the Contract Law of the People’s Republic of China (“PRC”) and Urban Property Administration Law of PRC, in consideration of the mutual promises of the parties and the terms and conditions hereof, the parties agree as follows:

1. Purchase Price of the Real Property. The purchase price is RMB 19,000 per square meter and the total purchase price is RMB 9,747,000.

2. Payment Term. The Buyer shall pay the down payment with the amount of RMB 5,848,200 (including the deposit of RMB 42,147), 60% of the total purchase price, within three days following the execution of the Agreement. The rest RMB 3,898,800 shall be paid off by the Buyer within six months following the change in title to the Real Property from the Seller to the Buyer.

3. Other Selling Expenses. The Seller shall provide the Real Property in good condition to the Buyer within 30 days after receiving the total purchase price of RMB 9,747,000. The Seller is responsible for all other related expenses, including the real estate tax, property management fees and electric charges etc.

4. Real Estate Tax. All the real estate tax relevant to the transaction shall be paid off by the Seller. The Buyer is responsible for any real estate agent fees.

5. Liability for Breaching the Agreement. In any event that the execution of the Agreement is not possible, each Party hereto shall be obligated to inform the other one in written form. If the Buyer breaches the Agreement, the Seller shall pay to the Buyer the entire sum paid with no interest while deducting the deposit within the 10 days after receiving the Buyer’s written notice of breach. If the Seller breaches the Agreement, the Buyer shall have the right to get back the sum paid with double amount of the deposits from the Seller within 10 days after receiving the Seller’s written notice of breach.

6. Delivery. The Agreement has three copies and shall be delivered to the Seller one copy and to the Buyer two copies.

If to the Seller, to:
c/o Mr. Zhao Li
Mobile: 86-13520334581

If to the Buyer, to:
Beijing PKU ChinaFront High Technology Co. Ltd.
Rm 717, Tower B, E-Wing Center,
113 Zhichunlu, Haidian District, Beijing 100086
Attn: Mr. Shudong Xia
Tel: 86-10-82671299
Fax: 86-10-62637657

7. Amendments and Additional Consideration. Any amendments and additional consideration to the Agreement shall be offered in written form and signed by the parties hereto.

The parties hereto have executed and delivered this Real Property Purchase Agreement as of the date first above written.

The Seller:		Mr. Zhao Li

	By:	/s/ Zhao Li
Name: Zhao Li

The Buyer:		Beijing PKU ChinaFront High Technology Co. Ltd.

	By:	/s/ Shudong Xia
Name: Shudong Xia Title: CEO and President